Exhibit 5.1

EATON & VAN WINKLE LLP
3 Park Ave, 16th Floor
New York, New York 10016

January [_____], 2008

Pinpoint Recovery Solutions Corp.
4300 W. Cypress Street
Tampa, FL 33607

Re: Registration Statement on Form SB-2

Gentlemen:

We have acted as counsel to Pinpoint Recovery Solutions Corp., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form SB-2 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of 4,088,002 shares (the “Shares”) of the Company’s $.001 par value per share common stock (the “Common Stock”). Of the Shares, up to 1,666,667 shares (but not less than 333,334 shares) are being offered by the Company in a direct offering (the “Company Shares”) and 2,412,335 shares are being offered by selling stockholders of the Company (the “Selling Stockholder Shares”). Of the Selling Stockholder Shares, 739,749 are issuable upon exercise of common stock purchase warrants (the “Warrant Shares”)

We have made such inquiries and reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby, and we have also examined and relied upon representations, statements or certificates of public officials and officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion (i) that the Company Shares will be validly issued, fully paid and non-assessable upon due payment therefor in accordance with the terms of the direct offering; (ii) that the Selling Stockholder Shares (other than the Warrant Shares) have been validly issued and are fully paid and non-assessable; and (iii) that the Warrant Shares will be validly issued, fully paid and non-assessable upon due payment therefor in accordance with the respective warrant agreements governing the exercise thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Eaton & Van Winkle LLP